EXHIBIT 4.1

Mirror Merger Sub 2, LLC,

Morgan Stanley, as Guarantor,

Eaton Vance Corp.

and

Wilmington Trust Company

Fourth Supplemental Indenture

Dated as of March 1, 2021

to

Indenture dated as of October 2, 2007

between

Eaton Vance Corp.
and Wilmington Trust Company

TABLE OF CONTENTS

FOURTH SUPPLEMENTAL INDENTURE, dated as of March 1, 2021 (this “Supplemental Indenture”), among Mirror Merger Sub 2, LLC, a Maryland limited liability company (the “Successor Company”), Morgan Stanley, a Delaware corporation (the “Guarantor”), Eaton Vance Corp. (the “Predecessor Company”) and Wilmington Trust Company, as trustee (the “Trustee”), to the Indenture, dated as of October 2, 2007 (the “Base Indenture,” as amended, modified or supplemented from time to time in accordance therewith, the “Indenture”), by and between the Predecessor Company and the Trustee.

WHEREAS, the Predecessor Company and the Trustee are parties to the Base Indenture, as supplemented by the First Supplemental Indenture, dated as of October 2, 2007, the Second Supplemental Indenture, dated as of June 25, 2013 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of April 6, 2017 (the “Third Supplemental Indenture”), pursuant to which the Predecessor Company has issued (i) a series of its Securities in the aggregate principal amount of $500,000,000 and designated as its 6.500% Notes due 2017, (ii) a series of its Securities in the aggregate principal amount of $325,000,000 and designated as its 3.625% Notes due 2023 (the “2023 Notes”) and (iii) a series of its Securities in the aggregate principal amount of $300,000,000 and designated as its 3.500% Notes due 2027 (the “2027 Notes”). The 2023 Notes and the 2027 Notes are the only Securities outstanding under the Indenture on the date hereof;

WHEREAS, the Predecessor Company proposes to merge with and into the Successor Company, with the Successor Company being the Surviving Person (the “Merger”);

WHEREAS, Section 5.01 of the Indenture (as amended with respect to the 2023 Notes by the Second Supplemental Indenture and as amended with respect to the 2027 Notes by the Third Supplemental Indenture) provides, inter alia, that the Predecessor Company shall not merge or consolidate with or into any other Person unless the Surviving Person expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and premium, if any, and interest on, the Securities and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Predecessor Company;

WHEREAS, this Supplemental Indenture is being executed and delivered pursuant to Section 5.01 of the Indenture (as amended as described above) as a condition under the Indenture (as so amended) to the Merger;

WHEREAS, the Guarantor has duly authorized the full and unconditional guarantee of the Securities, and in order to provide the guarantee of same, the Guarantor has duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, Article Nine of the Indenture provides that a supplemental indenture may be entered into by the parties for the purposes referenced above without the consent of any Holder provided certain conditions are met;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Successor Company, the Guarantor, the Predecessor Company and the Trustee;

NOW THEREFORE, the Successor Company, the Guarantor and the Predecessor Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

This Supplemental Indenture shall be effective as of the Second Merger Effective Time (as defined in the Agreement and Plan of Merger, dated as of October 7, 2020, by and among the Guarantor, Mirror Merger Sub 1, Inc. and the Predecessor Company) (the “Second Merger Effective Time”).

Article 1
DEFINITIONS

Section 1.01. Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Article 2
ASSUMPTION OF OBLIGATIONS

Section 2.01. Assumption of Obligations by the Successor Company.

(a)       Pursuant to Section 5.01 of the Indenture (as amended as described above), the Successor Company hereby assumes the due and punctual payment of the principal of, and premium, if any, and interest on, the Securities and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Predecessor Company.

(b)       Pursuant to Section 5.02 of the Indenture, the Successor Company shall succeed to and be substituted for and may exercise every right and power of the Predecessor Company under the Indenture with the same effect as if the Successor Company had been named as the Company therein, and the Predecessor Company shall be relieved of all obligations and covenants under the Indenture and the Securities.

Article 3
GUARANTEE

Section 3.01. The Guarantee. Subject to the provisions of this Article, the Guarantor hereby irrevocably, fully and unconditionally guarantees, on an unsecured basis, the full and punctual payment (whether at stated maturity, upon redemption or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable, including property deliverable, under, the Securities (whether heretofore or hereafter authenticated and delivered under the Indenture), and the full and punctual payment of all other amounts payable by the Company under the Indenture. Upon failure by the Company to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture. This Guarantee constitutes a guaranty of payment and not of collection.

Section 3.02. Guarantee Unconditional. The obligations of the Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)       any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Security, by operation of law or otherwise;

(b)       any modification or amendment of or supplement to the Indenture or any Security;

(c)       any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Security;

(d)       the existence of any claim, set off or other rights which the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)       any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Security, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Security or any other amount payable by the Company under the Indenture; or

(f)       any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

Section 3.03. Discharge; Reinstatement. The Guarantor’s obligations under this Article with respect to any Securities will remain in full force and effect until the principal of, premium, if any, and interest on such Securities and all other amounts payable by the Company under the Indenture with respect to such Securities have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Security or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 3.04. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 3.05. Subrogation. Upon making any payment with respect to any obligation of the Company under this Article, the Guarantor shall be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guarantor may not enforce any right of subrogation with respect to such payment so long as any amount payable by the Company hereunder or under the Securities remains unpaid.

Section 3.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the Holders.

Section 3.07. Savings Clause. Notwithstanding anything to the contrary in this Article, the Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under the Guarantee are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

Section 3.08. Execution and Delivery of Guarantee. The execution by the Guarantor of this Supplemental Indenture evidences the Guarantee of the Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Security. The delivery of any Security by the Trustee after authentication constitutes due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantor.

Section 3.09. Release of Guaranty. The Guarantee of the Guarantor of the Securities will terminate upon defeasance or discharge of the Securities, as provided in Article Eight of the Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under the Guarantee of the Securities.

Section 3.10. Termination of the Guarantee upon Merger. The Guarantee of the Guarantor of the Securities will terminate upon the merger of the Company with and into the Guarantor.

Section 3.11. Not Insured. This Guarantee is not insured by the Federal Deposit Insurance Corporation of the United States of America.

Article 4
MISCELLANEOUS

Section 4.01. Notice of Second Merger Effective Time. The Guarantor shall give, or cause to be given, prompt written notice to the Trustee of the occurrence of the Second Merger Effective Time substantially in the form attached as Exhibit A hereto.

Section 4.02. Effect of This Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Successor Company, the Guarantor, the Predecessor Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of outstanding Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 4.03. Indenture Remains in Full Force and Effect. To the extent not expressly amended or supplemented by this Supplemental Indenture or other indentures supplemental thereto, all provisions of the Indenture shall remain in full force and effect.

Section 4.04. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture, this Supplemental Indenture and all indentures supplemental thereto shall henceforth be read and construed together.

Section 4.05. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 4.06. Severability. If any court of competent jurisdiction shall determine that any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.07. Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.08. Benefits of Supplemental Indenture. Except as otherwise set forth in the Indenture, nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, any benefit of any legal or equitable right, remedy or claim under the Indenture or this Supplemental Indenture.

Section 4.09. Successors. All agreements of the Successor Company and the Guarantor in this Supplemental Indenture shall bind their respective successors and authorized assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors and authorized assigns.

Section 4.10. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Successor Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.11. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 4.12. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4.13. Submission of Jurisdiction; Venue. Each of the Successor Company and the Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in the State and City of New York, County and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Indenture or the Securities, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County and Borough of Manhattan. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Successor Company and the Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Indenture or the Securities in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 4.14. Counterpart Originals. The parties may sign any number of counterparts of this Supplemental Indenture. Each signed counterpart shall be an original, but all of them together represent the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Supplemental Indenture. Each of the parties represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such party and has and will maintain sufficient records of the same.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

MIRROR MERGER SUB 2, LLC

By:	/s/ Sebastiano Visentini
Name: Sebastiano Visentini
Title: President, Treasurer and Secretary

MORGAN STANLEY, as Guarantor

By:	/s/ Kevin Sheehan
Name: Kevin Sheehan
Title: Assistant Treasurer

EATON VANCE CORP.

By:	/s/ Thomas E. Faust Jr.
Name: Thomas E. Faust Jr.
Title: Chairman and Chief Executive Officer

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]

Exhibit A

Wilmington Trust Company, as Trustee
246 Goose Lane
Suite 105
Guilford, CT 06437
Attn: Corporate Trust Administration

Ladies and Gentlemen:

I refer to the Fourth Supplemental Indenture, dated as of March 1, 2021 (the “Fourth Supplemental Indenture”), among Mirror Merger Sub 2, LLC, Morgan Stanley (the “Guarantor”), Eaton Vance Corp. (the “Predecessor Company”) and Wilmington Trust Company, as trustee (the “Trustee”), to the Indenture, dated as of October 2, 2007 (as previously amended, modified or supplemented), by and between the Predecessor Company and the Trustee.

Pursuant to Section 4.01 of the Fourth Supplemental Indenture, I hereby notify you, on behalf of the Guarantor, of the occurrence of the Second Merger Effective Time.

By:
Name:
Title: Counsel to the Guarantor